Exhibit 22.1

Subsidiary guarantors and issuers of guaranteed securities and affiliates whose securities collateralize securities of the registrant

ETO Senior Notes:
Parent guarantor and issuer - Energy Transfer Operating, L.P.
Subsidiary issuer and guarantor - Sunoco Logistics Partners Operations L.P.
Sunoco LP Senior Notes (1):
Parent guarantor - Energy Transfer Operating, L.P.
Subsidiary issuer - Sunoco LP

(1)	Energy Transfer Operating, L.P. assumed the guarantee of the Sunoco LP Senior Notes from one of its wholly owned subsidiaries effective May 1, 2020.